Exhibit 99.1

                       FARMSTEAD TELEPHONE GROUP, INC.
                        REPORTS YEAR-END 2005 RESULTS

           FY 2005 Revenues up 23% Over the Same Period Last Year

EAST HARTFORD, CT, April 4, 2006 - Farmstead Telephone Group, Inc. (OTC Bulletin Board; FTGP) announced operating results for the year ended December 31, 2005.

      For the year ended December 31, 2005 revenues were $15,203,000, 23% higher than revenues of $12,344,000 reported for 2004. The Company reported a net loss for the year of $3,314,000, or $(0.95) per share, compared with a net loss of $1,424,000, or $(0.43) per share, in 2004. The net loss for 2005 includes a $1,091,000 loss attributable to the start up of One IP Voice, Inc., the Company's wholly-owned subsidiary which was formed in 2005 to offer carrier-based hosted IP telephony products and services. The Company attributed its fiscal year 2005 improved revenue results to increased market penetration for its legacy business systems-related products and services, particularly from the small-to-medium business ("SMB") market segment which the Company has been targeting, significantly higher sales of Avaya maintenance contracts, and a larger sales force.

      During 2006, the Company has raised approximately $3 million through various offerings of convertible debt and convertible preferred stock to private investors. These funds will be primarily used to further the development and national deployment of OIPV's products and services.

      Jean-Marc Stiegemeier, Farmstead's Chairman, President and CEO commented, "2005 represented a period of transition as Farmstead re-aligned its core business and created a new business direction through the formation of One IP Voice.

      "During 2005, Farmstead's core business revenues increased 23% over 2004 and revenues continue to increase. We expect to announce for our first quarter ended March 31, 2006 quarter over quarter 2005 growth of approximately 80%. This revenue growth illustrates our growing market share nationally, and validates the investment we made in 2005 to reverse the downward revenue trend we had been experiencing. To facilitate this revenue growth and the launch of One IP Voice, we have doubled our employee base from December 2004.

      "In September of 2005 One IP Voice completed the installation of its carrier-based VoIP platform. During the fourth quarter of 2005 we turned up Tier 1 cities nationally, and in January of 2006 we launched our One IP Voice Hosted offerings nationally. Since our launch ninety days ago, we have signed distribution agreements with 43 independent business partners who are now offering One IP Voice products and solutions in Tier 1 and Tier 2 markets nationally. In addition, we also recently entered into a Master Marketing and Distribution Agreement with Iwatsu Voice Networks of America whose North American distribution channel consists of 250 independent business partners selling its products in 450 cities nationwide. Under the terms of the agreement, Iwatsu Voice Networks now offers One IP Voice products and services to their nationwide distribution channel. One IP Voice has quickly deployed one of the largest distribution channels for Hosted VoIP solutions to the small to medium business segment (SMB) in the United States, and as a result we expect to attain a significant hosted VoIP market share in 2006. The One IP Voice 'go to market' strategy has been validated as evidenced by our nationwide distribution footprint, our growing backlog of orders and our installed customers who are now enjoying the benefits of the One IP Voice platform.


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      "In closing, 2005 was a year of change (Shaping the Future) and we expect that 2006 will be a year that our employees and shareholders continue to realize the value of our efforts."

      The Company also announced that on April 3, 2006, it filed Form 12b-25 with the Securities and Exchange Commission requesting an extension to file its Annual Report on Form 10-K for the year ended December 31, 2005. The filing delay was attributable to additional time needed by the Company to complete the valuation, accounting and audit of certain derivative financial instruments arising from the issuance during 2005 of convertible notes pursuant to its current credit facility with the Laurus Master Fund Ltd.

About One IP Voice
------------------
One IP Voice, a wholly owned subsidiary of Farmstead Telephone Group, provides carrier-based Hosted IP Telephony solutions along with Network Services. The primary target of the One IP Voice offering is to the Small to Medium Businesses (SMB) market for the under 200-employee businesses. The facilities-based One IP Voice offering includes Hosted IP Centrex and IP Trunking services, bundled with private One IP Voice "Last Mile" connectivity on a national basis, long distance calling, On Net calling, local area calling, 911 capabilities and Wide Area Network (WAN) voice and data connectivity. Further information about One IP Voice may be found at http://www.oneipvoice.com

About Farmstead
Farmstead Telephone Group, Inc. is a Platinum level member of Avaya's BusinessPartner program, selling, installing and maintaining both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

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                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


Investor Contact:
Sanford Diday or Dave Gentry
Aurelius Consulting Group
407-644-4256
info@aurcg.com
http://www.runonideas.com

Company Contact:
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice: 860-610-6002
Fax:   860-610-6001


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